Exhibit 99.1
Synalloy Signs New Revolving Credit Facility
New Credit Facility Increases Borrowing Capacity, Lowers Interest Rate and Improves Financial Flexibility

RICHMOND, Virginia -(BUSINESS WIRE)-- Synalloy Corporation (NASDAQ: SYNL) (“Synalloy” or the “Company”) today announced that it has entered into a new, four-year revolving credit facility that provides up to $150 million of borrowing capacity.

The new facility matures on January 15, 2025 and replaces and terminates the previous $100 million revolving facility that was scheduled to mature on December 21, 2021 and the $20 million term loan facility scheduled to mature on February 1, 2024. The new facility was provided by BMO Harris Bank, N.A. as Agent and sole lender.

“This refinancing expands Synalloy’s access to capital on very favorable terms,” said Chris Hutter, Synalloy’s interim Chief Executive Officer. “The new facility strengthens our balance sheet and provides greater financial flexibility as we invest in the long-term growth of our company and execute on our strategy to deliver value to all of our stakeholders.”

In addition to a lower interest rate on borrowings and a meaningful increase in borrowing capacity, the Company is not required to maintain any financial covenants so long as available borrowings do not fall below a threshold amount.

Additional details regarding Synalloy’s new credit agreement are set forth in the company’s Current Report on Form 8-K, to be filed with the Securities and Exchange Commission on or about January 19, 2021.

About Synalloy Corporation
Synalloy Corporation (Nasdaq: SYNL) is a growth oriented company that engages in a number of diverse business activities including the production of stainless steel and galvanized pipe and tube, the master distribution of seamless carbon pipe and tube, and the production of specialty chemicals. For more information about Synalloy Corporation, please visit our website at www.synalloy.com.

Sally Cunningham: (804) 822-3267